Shareholder Meeting Results (unaudited)

The Annual Meeting of Shareholders of Churchill Tax-Free Fund of Kentucky (the
 "Fund") was held on April 26, 2002. The holders of shares representing 69% of the total net asset value of the shares entitled to vote were present in person or by proxy. At the meeting, the following matters were voted upon and approved by the shareholders (the resulting votes for each matter are presented below).

1.     To elect Trustees.

	Number of Votes:

	Trustee				For			Withheld
   	Lacy B. Herrmann			15,442,688		180,131
	Thomas A. Christopher		15,480,484		142,335
	Douglas Dean			15,480,484		142,335
	Diana P. Herrmann			15,447,734		175,085
	Carroll F. Knicely		15,473,523		149,296
	Theodore T. Mason			15,480,484		142,335
	Anne J. Mills			15,480,484		142,335
	William J. Nightingale		15,473,523		149,296
	James R. Ramsey			15,480,484		142,335

2. To ratify the selection of KPMG LLP as the Fund's independent auditors.

	Number of Votes:

	For				Against			Abstain
	15,457,441			28,497			136,882